                                  EXHIBIT 10.5

                AGREEMENT BETWEEN THE COMPANY AND THOMAS R. CLARK


October 31, 1997

This letter will confirm our offer to you to join Data Dimensions, Inc. and set forth our understanding regarding the terms of your employment. We are excited about your joining Data Dimensions, Inc. and look forward to having you join us here as soon as possible but no later than December 1, 1997.

I am enclosing a duplicate copy of this letter for you to sign and return to me. Your doing so will indicate your understanding of and agreement to the terms set forth in this letter. This offer is valid through November 15, 1997.

1. Title: You will have the titles of President, Knowledge Transfer Division and Executive Vice President, Data Dimensions, Inc.

2. Responsibilities: You will be responsible for leading the Knowledge Transfer Division in all aspects of its operations and to contribute to the general management of Data Dimensions, Inc. You will be expected to perform these job responsibilities to the satisfaction of the President and/or Chief Executive Officer of Data Dimensions, Inc.

3. Base Salary: Your annual base salary will be $190,000.00 ($15,833.33 per month) to be paid in accordance with our normal payroll procedures (which currently are every two weeks).

4. Bonus: You will be eligible for an annual bonus based on performance. Your normal bonus range would be 0-36% of base salary, with a possible upside potential of 72%. These bonuses are discretionary and depend on a number of factors, primarily the performance of the division in terms of 1998 (for the first year) revenues and profits.

5. Stock Options: Subject to board approval, you will receive options to purchase 150,000 shares of common stock pursuant to the terms of Data Dimensions, Inc.'s stock option plan. The exercise price of the options will be the market price at the close of trading on the day we receive your written acceptance of this offer.

6. Benefits: You are entitled to participate fully in any benefits plans, programs, policies and fringe benefits which may be made available to the senior executives of Data Dimensions, Inc. generally, including medical, dental, disability, and life insurance. An employee handbook is enclosed for your review, which outlines these and other benefits programs as currently in place. Pursuant to the handbook, the Company may change available benefits at any time.

7. Expenses: Documented expenses for reasonable and necessary business expenses incurred in the course of carrying out your duties for Data Dimensions, Inc., consistent with company policies.

8. Term: Your employment with Data Dimensions, Inc. is at will, which means that either of us can terminate your employment at any time with or without notice or cause.

9. Termination for other than cause: For purposes of this letter and your employment with Data Dimensions, Inc., "cause" shall be defined as (i) any of the following acts that are not cured within thirty (30) days following the delivery of verbal or written notice to you of such act: (a) any material breach of this Agreement by you, (b) any failure by you to perform your duties as stated herein or assigned by the President and/or Chief Executive Officer of Data Dimensions, Inc., (c) any act or omission that substantially impairs the Company's business, goodwill or reputation; (ii) your refusal or repeated failure to carry out the directions of the President and/or Chief Executive Officer of Data Dimensions, Inc.; (iii) an act of personal dishonesty, insubordination, willful misconduct or breach of fiduciary duty by you; (iv) your violation of any law, rule or regulation (other than minor traffic violations or similar offenses) which results in conviction for gross misdemeanors or felony; (v) the existence of any material and unwaived conflict of interest which is not promptly remedied after reasonable notice; (vi) breach of the Company's confidentiality/non-competition agreement or trading on insider information prohibitions; (vii) disability which renders you unable to perform the essential functions of your job with reasonable accommodation; or (viii) death.

If the Company causes termination of your employment with Data Dimensions, Inc. for other than cause, your stock options granted herein will become fully vested upon your date of termination and remain exercisable for a period of three months thereafter, and in exchange for a release, you will receive a severance payment in an amount determined by multiplying your monthly salary ($15,833.33) six months. The severance payment will be paid at your base rate of pay in accordance with Data Dimensions Inc.'s normal payroll practices for the number of applicable months.

10. If there is a change of control of the Company or a Terminating Event as defined in sections 10.2, 10.3 and 10.4 of the Company's 1997 Stock Option Plan, or a reduction in your salary, you may elect to terminate your employment and receive the severance and/or accelerated stock vesting in accordance with the terms set forth in Paragraph 9 above.

11. Other requirements: Included with this offer letter is the Company's confidentiality/non-competition agreement and a trading on insider information acknowledgment. Your employment is contingent on your signing those documents (which are incorporated into this offer letter by their reference) and abiding by their terms.

12. Other documents: Included with this offer letter are the Company's employee handbook, an employee acknowledgment page of the handbook, an I-9 form, a travel policy acknowledgment, W-4 withholding certificate, and medical enrollment forms. You will not be able to commence employment with Data Dimensions Inc. without returning these completed forms, along with the documents referenced in number 11 above, to our Human Resources Department.

Tom, we look forward to your joining us and to working with you as we continue to make Data Dimensions Inc. a success. This letter represents the terms of our offer to you and supersedes anything else that may have been previously discussed or included in correspondence. If you agree to these terms, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

If you have any questions, please give me a call at any time.

Sincerely,

DATA DIMENSIONS, INC.


/s/  LARRY W. MARTIN
-------------------------------------
Larry W. Martin
President and Chief Executive Officer



I understand and agree to the terms above.



/s/  THOMAS R. CLARK                                 November 14, 1997
-------------------------------------                --------------------------
Thomas R. Clark                                      Date